CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 22, 2016, relating to the financial statements and financial highlights of Reinhart Mid Cap PMV Fund (formerly known as Reinhart Mid Cap Private Market Value Fund), a series of Managed Portfolio Series, for the year ended May 31, 2016, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Cleveland, Ohio
September 23, 2016